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Exhibit 99.1

Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President and
	National Mercantile Bancorp	Chief Financial Officer
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES ITS RESULTS
FOR THE PERIOD ENDED SEPTEMBER 30, 2001 AND THAT IT
HAS RECEIVED OCC APPROVAL TO ACQUIRE SOUTH BAY BANK, N.A.

    Los Angeles, California, October 26, 2001—National Mercantile Bancorp (the "Company") (NASDAQ: MBLA—Common Stock; MBLAP—Preferred Stock), parent company of Mercantile National Bank ("Bank"), today reported a loss of $197,000 for the third quarter ended September 30, 2001, or $0.12 basic and fully diluted loss per share, as compared to core earnings of $632,000 or $0.64 basic earnings per share ("EPS") and $0.24 diluted EPS for the third quarter ended September 30, 2000.

    For the nine months ended September 30, 2001, the Company reported net income of $1.0 million or $0.63 basic EPS, while diluted EPS is $0.31 as compared to net income of $1.6 million, excluding the reverse provision for credit losses during the second quarter of 2000, or $1.77 basic EPS and $0.62 diluted EPS for the nine months ended September 30, 2000.

    On October 18, 2001, the Office of the Comptroller of the Currency ("OCC") approved the acquisition of South Bay Bank. The acquisition, which had been previously announced, is expected to close in early November. Upon closing of the transaction, the shareholders of South Bay Bank will receive approximately $29.1 million (approximately $10.325 per share in cash) and South Bay Bank will become a wholly-owned subsidiary of the Company. The purchase price represents approximately 1.93 times the book value of South Bay Bank. The business combination will be accounted for using the "purchase accounting method." The Company presently conducts its operations through one subsidiary, Mercantile National Bank, which was founded in 1982 and has offices in Los Angeles and Encino. South Bay Bank, with total assets of $188.5 million at September 30, 2001, has offices in Torrance and El Segundo. The merger will provide the Company four strategically located banking offices in the Los Angeles metropolitan area.

    Consummation of the acquisition of South Bay Bank is subject to a number of conditions, including receipt of approval of the Federal Reserve Board, and no assurance can be given that the acquisition will be completed.

    Mr. Montgomery commented, "We are excited about the opportunities that lie ahead with our acquisition of South Bay Bank. We believe that both banks will benefit from this transaction and that we will be able to enhance client service while expanding products such as home banking, cash management and ATMs."

    The loss reported for the third quarter of 2001 is a combination of four factors: (1) the substantial decline in interest rates narrowing margins (350 basis points in nine steps since the beginning of the year); (2) the net interest costs of $150,000 during the third quarter associated with the $15 million of trust preferred securities issued by the Company which closed on July 16, 2001. The proceeds of the trust preferred will be utilized in the acquisition of South Bay Bank. (3) The need to maintain a higher level of Federal Funds to ensure the Company has the liquidity to complete the purchase of South Bay Bank; and (4) a provision for loan losses of $450,000, the first such provision in five years.

    Mr. Montgomery commented, "While it is disappointing to report a loss, even a small loss such as this, the Company was profitable for the nine months ended September 30, 2001. We anticipate that both banks, Mercantile National Bank and South Bay Bank, will be profitable during the fourth quarter and for the full year. With the slowing economy and the events of September 11, 2001, it is difficult to fully anticipate the longer term economic impact. What is clear is that there is increased potential for higher loan losses, not just at the Company, but in the industry as a whole today. The provision for loan losses results from downgrading two loans. While these loans may be fully collectable in the future, we believe that these downgrades, coupled with a slowing economy, make increasing loan loss reserves prudent.

    We are also pleased to announce that in September the Company received the Bauerfinancial Reports' highest 5-star Superior rating. Bauerfinancial is an independent company, recognized nationally, that rates financial services companies and to receive their highest rating is very gratifying. As of October 19, 2001 our Website, www.mnbla.com, became fully operational. We invite our clients, shareholders and friends to utilize this new service."

    In comparing the results, it is important to keep in mind that during the second quarter of 2000, net income increased by $576,000 or $0.63 basic EPS and $0.22 diluted EPS, due to the reverse provision for credit losses in recognition of the level of the allowance for loan and lease losses ("ALLL") generated by a large loan recovery. To provide consistent quarter to quarter comparisons, the one time recovery, which nearly doubled the net income in the second quarter of 2000, is excluded on the statement of operations data and ratios in a third column which has been adjusted to reflect only core earnings for the nine months ended September 30, 2000.

Interest and Fee Income

    During the third quarter of 2001, total interest income decreased 16.3% to $3.3 million from $3.9 million during the third quarter of 2000 as rates declined. Interest income from investment securities decreased 43.2% to $679,000 from $1.2 million due to the planned reduction in the size of the securities portfolio and to increase liquidity in anticipation of the South Bay Bank acquisition.

    Other operating income increased by 40.2% from $199,000 during the quarter ended September 30, 2000 to $279,000 during the quarter ended September 30, 2001. The primary reason for the increase in non-interest income is attributable to gains on the sale of investment securities.

    For the nine months ended September 30, 2001 total interest income increased 1.4% or $148,000 to $10.5 million from $10.3 million at September 30, 2000. Other operating income increased 18.8% during this period from $685,000 to $814,000.

    Net interest margin decreased to 4.42% during the third quarter of 2001, down from 5.31% during the third quarter of 2000. The rapid reduction in rates by the Federal Reserve will continue to put pressure on margins for the remainder of the year.

Operating Expenses

    Other operating expenses increased 6.4% or by $126,000 during the third quarter of 2001, as compared to the third quarter of 2000. The increase was primarily the result of an increase in staff and benefits costs and costs associated with the Company's acquisition program.

Assets and Liabilities

    Total assets increased 6.4% or $12.2 million to $204.0 million at September 30, 2001, as compared to $191.8 million at September 30, 2000. The growth in assets was primarily due to a $3.0 million or 3.0% increase in net loans receivable and a $31.4 million increase in federal funds sold, while investment securities decreased $23.6 million. The increase in liabilities was primarily due to a $11.2 million or 8.2% increase in deposits, while other borrowed funds declined $18.0 million, equity increased by $4.0 million while long term debt, which represents the trust preferred securities, increased $15.0 million.

Shareholders' Equity

    Shareholders' equity increased 21.3% or $4.0 million to $22.8 million at September 30, 2001 as compared to $18.8 million at September 30, 2000. Book value per share increased 17.5% from $6.01 per share at September 30, 2000 to $7.06 per share at September 30, 2001. The increase was the result of the net income during the twelve month period plus the increase in the estimated fair value of the investment securities portfolio due to decreased market interest rates during the latter part of 2000 and the first nine months of 2001.

    Generally Accepted Accounting Principles ("GAAP") require that securities held by the Bank and classified as available for sale ("AFS") be recorded at estimated fair value with the resulting unrealized gains or losses reflected as a separate component of shareholders' equity. If the investment securities were classified as held to maturity ("HTM"), no adjustment to equity, under GAAP, based on estimated fair value would have been required. The Bank carries its investment securities as AFS, as do many banks, in order to provide maximum flexibility. The Bank generally intends to hold its investment securities to maturity.

    The Company continues to benefit from the net operating loss carryforward ("NOL"), which was $18.4 million of carryforward benefit for federal income taxes and $1.5 million of carryforward benefit for state income taxes at December 31, 2000. The carryforward has the effect of substantially reducing income taxes which adds to the growth in equity. The Company's federal net operating loss carryforward is available through 2009, while the state tax carryforward continues to expire or will be fully utilized during 2001. As a result, the provision for income taxes, representing alternative minimum tax, was only $42,000 for the quarter ended September 30, 2001.

Credit Quality

    Total non-performing assets were $2.2 million at September 30, 2001 as compared to $596,000 at June 30, 2001 and $683,000 at September 30, 2000. The increase is directly related to downgrading two loans. During the third quarter of 2001 loan charge-offs were $22,000, while recoveries were $109,000, resulting in net recoveries of $87,000.

    As a result of the increased loan loss provision during the third quarter of 2001, the allowance for loan and lease losses ("ALLL") increased as a percentage of loans receivable from 2.22% at June 30, 2001 to 2.78% at September 30, 2001, while the coverage ratios declined due to the increase in non-performing assets.

Third Quarter Performance Ratios

    The Company's efficiency ratio declined to 87.68% during the third quarter of 2001 from 75.20% during the third quarter of 2000. The primary reason for the decline was the impact of the reduction in interest rates, the interest cost associated with the trust preferred securities and the loan loss provision.

    Return on average assets ("ROAA") was adversely affected by the same issues and declined from 1.33% during the third quarter of 2000 to -0.39% during the third quarter of 2001. Return on average equity ("ROAE") was also adversely affected and declined from 17.49% during the third quarter of 2000 to -3.37% during the third quarter of 2001.

    For the nine months ended September 30, 2001, ROAA was 0.69% as compared to 1.23% for the nine months ended September 30, 2000, while ROAE declined from 16.83% to 6.05% during the same period.

    The Company's operating expense ratio declined from 4.46% for the nine months ended September 30, 2000 to 4.12% for the same period in 2001.

    This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. Actual results may differ materially from the results in these forward looking statements. Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

    National Mercantile Bancorp is the holding company for Mercantile National Bank, member FDIC, a business bank located in Century City in west Los Angeles, California with a regional office/branch in Encino, California. The Bank offers a wide range of financial services to the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and the business banking market.

"Redefining Business Banking"

#####

National Mercantile Bancorp
September 30, 2001—FINANCIAL SUMMARY
($ in 000's, except share data)

SELECTED FINANCIAL CONDITION DATA:

	September 30, 2001	June 30, 2001	March 31, 2001	December 31, 2000	September 30, 2000	December 31, 1999
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and Due from Banks	$10,525	$11,959	$9,316	$7,897	$9,711	$5,789
Federal Funds Sold and Securities Purchased under Agreements to Resell	43,950	34,000	28,900	19,700	12,550	4,450
Investment Securities-AFS, at Fair Value	44,984	51,971	63,117	67,150	68,599	71,235
Loans
Commercial	97,611	100,592	101,361	104,960	96,639	71,581
Real Estate Construction and Land	3,500	2,931	2,344	1,890	1,079	6
Consumer and Others	3,588	3,327	3,636	3,729	3,753	2,496
Deferred Loan Fees, Net	(188)	(180)	(232)	(331)	(283)	(240)

Total	104,511	106,670	107,109	110,248	101,188	73,843
Allowance for Credit Losses	(2,901)	(2,363)	(2,452)	(2,597)	(2,585)	(1,896)

Net Loans	101,610	104,307	104,657	107,651	98,603	71,947
Other Assets	2,968	2,234	2,437	2,445	2,342	2,732

Total Assets	$204,037	$204,471	$208,427	$204,843	$191,805	$156,153

Deposits
Demand, Non-interest Bearing	$63,794	$60,092	$61,545	$59,935	$56,922	$53,827
NOW	11,241	9,280	7,644	9,004	6,925	8,669
MMDA	39,736	39,400	34,038	32,351	40,707	25,376
Savings	1,483	1,263	1,344	1,144	1,066	3,079
Time Certificates > $100	27,824	33,092	33,144	25,865	25,082	19,488
Time Certificates < $100	4,177	3,387	6,266	6,248	6,375	6,545

Total Deposits	148,255	146,514	143,981	134,547	137,077	116,984
Securities Sold under Agreements to Repurchase and Other Borrowed Funds	16,000	34,000	41,000	47,500	34,000	26,200
Long-Term Debt	15,000	—	—	—	—	—
Other Liabilities	1,947	1,628	1,561	2,093	1,904	1,382
Shareholders' Equity	22,448	22,634	21,905	21,239	20,435	14,062
Accumulated Other Comprehensive Gain (Loss)	387	(305)	(20)	(536)	(1,611)	(2,475)

Total Liabilities and Stockholders' Equity	$204,037	$204,471	$208,427	$204,843	$191,805	$156,153

Average Quarterly Assets
Holding Company	$202,510	$190,372	$195,666	$196,512	$188,864	$154,671
Bank	$198,330	$187,258	$192,616	$193,589	$187,254	$153,631
Regulatory Capital-Tier I
Holding Company	$29,930	$22,634	$21,905	$21,239	$20,435	$14,062
Bank	$19,226	$19,259	$18,696	$18,150	$17,437	$12,949
Non-Performing Assets
Non-Accrual Loans	$2,178	$449	$477	$683	$683	$932
Loans 90 Days P/D & Accruing	—	147	—	—	—	—
OREO and Other Non-perfoming Assets	—	—	—	—	—	532

Total Non-Performing Assets	$2,178	$596	$477	$683	$683	$1,464

SELECTED STATEMENT OF FINANCIAL CONDITION RATIOS:

	September 30, 2001	June 30, 2001	March 31, 2001	December 31, 2000	September 30, 2000	December 31, 1999
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Loans to Deposits Ratio	70.49%	72.81%	74.39%	81.94%	73.82%	63.12%
Ratio of Allowance for Loan Losses to:
Total Loans	2.78%	2.22%	2.29%	2.36%	2.55%	2.57%
Total Non-Performing Assets	133.20%	396.48%	514.05%	380.23%	378.48%	129.51%
Earning Assets to Total Assets	94.81%	94.21%	95.54%	96.22%	95.06%	95.76%
Earning Assets to Interest-Bearing Liabilities	192.56%	159.97%	161.32%	161.41%	159.73%	167.34%
Capital Ratios Holding Company:
Total Risk-Based Capital	31.92%	19.23%	18.93%	18.26%	18.82%	17.47%
Tier 1 Risk-Based Capital	24.50%	17.97%	17.67%	17.00%	17.56%	16.21%
Tier 1 Leverage	14.79%	11.88%	11.19%	10.73%	10.69%	8.98%
Capital Ratios Bank:
Total Risk-Based Capital	17.25%	16.74%	16.52%	16.00%	16.41%	16.29%
Tier 1 Risk-Based Capital	15.99%	15.48%	15.26%	14.74%	15.15%	15.03%
Tier 1 Leverage	9.70%	10.28%	9.70%	9.31%	9.20%	8.32%
Risk Weighted Assets:
Holding Company	$122,154	$125,960	$123,951	$124,958	$116,370	$86,751
Bank	$120,235	$124,408	$122,493	$123,175	$115,090	$86,125
Book Value per Share (1) (2)	$7.06	$6.92	$6.83	$6.52	$6.01	$4.68
Total Shares Outstanding (2)	3,123,665	3,121,815	3,101,442	3,088,275	3,082,170	2,477,195

(1)
Includes the effect of dilutive options and warrants.

(2)
Includes assumed conversion of 750,680 shares of Preferred Stock into 1,501,360 shares of Common Stock.

National Mercantile Bancorp
September 30, 2001—FINANCIAL SUMMARY
($ in 000's, except share data)

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:

QUARTERLY DATA:	Third Quarter 2001	Second Quarter 2001	First Quarter 2001	Fourth Quarter 2000	Third Quarter 2000
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$3,256	$3,404	$3,832	$4,116	$3,888
Interest Expense	1,140	1,031	1,303	1,451	1,462

Net Interest Income before Provision for Loan Losses	2,116	2,373	2,529	2,665	2,426
Provision for Loan Losses	450	—	—	—	—

Net Interest Income after Provision for Loan Losses	1,666	2,373	2,529	2,665	2,426
Net gain on Sale of Securities Available-for-Sale	92	96	50	—	—
Gain on Sale of OREO and Fixed Assets	—	—	—	—	—
Other Operating Income	187	230	159	183	199
Other Operating Expense	2,100	2,059	2,122	2,051	1,974

Net Income before Provision for Income Taxes	(155)	640	616	797	651
Provision for Income Taxes	42	34	13	22	19

Net Income	$(197)	$606	$603	$775	$632

Basic Earnings Per Share	$(0.12)	$0.38	$0.38	$0.50	$0.64
Diluted Earnings Per Share	$(0.12)	$0.19	$0.19	$0.24	$0.24
Weighted Avg Common Shares O/S (3)	1,621,751	1,613,383	1,574,440	1,545,276	989,823
Return on Quarterly Average Assets	-0.39%	1.28%	1.25%	1.57%	1.33%
Return on Quarterly Average Equity	-3.37%	10.94%	11.32%	15.79%	17.49%
Net Interest Margin—Avg Earning Assets	4.42%	5.31%	5.54%	5.64%	5.31%
Operating Expense Ratio	4.12%	4.34%	4.40%	4.15%	4.16%
Efficiency Ratio	87.68%	76.29%	77.50%	72.02%	75.20%

Quarterly operating ratios are annualized.

FOR THE NINE MONTHS ENDED SEPTEMBER 30:	2001	2000	Adjusted 2000(1)

Interest Income	$10,492	$10,344	$10,344
Interest Expense	3,474	3,572	3,572

Net Interest Income before Provision for Loan Losses	7,018	6,772	6,772
Provision for Loan Losses	450	(576)	—

Net Interest Income after Provision for Loan Losses	6,568	7,348	6,772
Net Gain (Loss) on Sale of Securities Available-for-Sale	238	18	18
Gain on Sale of OREO and Fixed Assets	—	69	69
Other Operating Income	576	598	598
Other Operating Expense	6,281	5,819	5,819

Net Income (Loss) before Provision for Income Taxes	1,101	2,214	1,638
Provision for Income Taxes	89	45	45

Net Income (Loss)	$1,012	$2,169	$1,593

Basic Earnings Per Share	$0.63	$2.41	$1.77
Diluted Earnings Per Share (2)	$0.31	$0.85	$0.62
Weighted Avg Common Shares O/S (3) (4)	1,603,365	898,573	898,573
Return on Average Assets	0.69%	1.67%	1.23%
Return on Average Equity	6.05%	22.92%	16.83%
Net Interest Margin—Avg Earning Assets	5.08%	5.42%	5.42%
Operating Expense Ratio	4.12%	4.46%	4.46%
Efficiency Ratio	80.20%	78.03%	78.03%

(1)
Adjusted for $576 thousand reverse provision for credit losses.

(2)
The weighted average number of common shares and common share equivalents outstanding used in computing diluted earnings per share for the nine months ended September 30, 2001 and 2000 was 3,232,543 and 2,556,196, respectively.

(3)
Shares used to compute Basic Earnings per share.

(4)
Increase from previous periods is due to issuance of Common Stock and conversion of Preferred Stock into Common Stock.

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Exhibit 99.1
National Mercantile Bancorp September 30, 2001—FINANCIAL SUMMARY ($ in 000's, except share data) SELECTED FINANCIAL CONDITION DATA
SELECTED STATEMENT OF FINANCIAL CONDITION RATIOS
National Mercantile Bancorp September 30, 2001—FINANCIAL SUMMARY ($ in 000's, except share data) SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS